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NIKE, INC. RECASTS SEGMENT FINANCIALS IN CONNECTION WITH THE CONSUMER DIRECT OFFENSE

BEAVERTON, Ore., Sept. 25, 2017 - On June 15, 2017, NIKE, Inc. (NYSE: NKE) announced the Consumer Direct Offense, a new Company alignment designed to allow NIKE to better serve the consumer personally, at scale. In connection with this new formation, NIKE, Inc. also announced the realignment of its NIKE Brand geographic operating segments into a new structure consisting of four geographies and communicated that financial results for the NIKE Brand will be reported based on these four operating segments beginning in fiscal 2018.

On September 25, 2017, the Company furnished changes to its financial disclosures in connection with its new reportable operating segments for the NIKE Brand which are: North America; Europe, Middle East & Africa (EMEA); Greater China; and Asia Pacific & Latin America (APLA). In addition, the Company recast certain historical financial information to reflect the new reportable operating segments which will be posted to its website located at http://investors.nike.com.

NIKE, Inc.’s business model is evolving. Combined with previously communicated shifts the Company has been making toward direct, faster and closer to market business models, Futures Orders have become an increasingly less reliable indicator of NIKE, Inc.’s future performance. Over the past year, the Company has accordingly clarified the lesser relevance of Futures Orders reporting. While Futures Orders remain an important element of the Company's supply chain, the Company has not recast reported Futures Orders in accordance with its new operating segments and, beginning with NIKE, Inc.’s first quarter of fiscal 2018, will discontinue reporting Futures Orders in its financial disclosures.

Each NIKE Brand geographic segment operates predominantly in one industry; the design, development, marketing and selling of athletic footwear, apparel and equipment. NIKE Direct operations continue to be managed within each geographic operating segment. Converse continues to be a reportable segment and operates in one industry: the design, marketing, licensing and selling of casual sneakers, apparel and accessories. The changes in the segment structure discussed above affect only the manner in which the results for the Company’s operating segments were previously reported. The recast historical segment information has no impact on the Company’s previously reported consolidated statements of income, balance sheets, statements of cash flows and statements of shareholders’ equity.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiary brands include Converse, which designs, markets and distributes athletic lifestyle footwear, apparel and accessories; and Hurley, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.